Exhibit 10.1

September 5, 2019
Dear Dali,
On behalf of Zscaler, Inc. (the “Company”), I am pleased to offer you employment with the Company in the position of President, GTM and CRO. You will work out of our San Jose office, reporting to me. This Employment Agreement (the “Agreement”) sets forth the terms and conditions of your employment with the Company. Your employment with the Company is on a full-time basis, and as a result, you agree to devote substantially all of your business time and energies to your duties for the Company.
Base Salary. As a full-time exempt employee, your starting base salary will be $33,333 per month ($400,000 per annum), subject to applicable withholding and paid in accordance with the Company’s regular semi-monthly payroll process. You will not be eligible to receive any overtime pay. Any adjustments to your base salary rate will be determined by the Company in its sole discretion based upon your performance, the Company’s performance, and other relevant criteria.
Annual Bonus. You will be eligible to participate in the Company’s annual discretionary bonus program, pursuant to which you may earn an annual bonus of up to $400,000 based upon the Company’s performance and your individual performance. The decision to award you an annual bonus, as well as the actual amount of any such bonus, will be determined by the Company in its sole discretion. Your annual bonus will be paid quarterly, and participation will be pro-rated and effective on the first day of the following month after your Hire Date (as defined below). In order to earn an annual bonus, you must be employed by the Company in good standing on the last day of the applicable bonus period. Any bonuses earned by you will be subject to applicable tax withholding.
Employee Benefits. You will be eligible to participate in the Company’s paid time off, group health insurance, employee stock purchase, and other benefit plans subject to the terms of those plans. A copy of the Company’s current Benefits Summary is available for your review.
Equity Grants:
RSU/PSU Grant Value: $19,000,000 (the “Value”)
Following your commencement of employment, you will be granted restricted stock units (RSUs) and performance stock units (PSUs) under our FY 2018 Equity Incentive Plan (the “Plan”).
Buyout RSU Grants
$9,000,000 of the Value is being provided to you to compensate you for lost equity value with your current employer (“Buyout RSU Grants”). The Buyout RSU Grants are as follows:
•$4,000,000 of the Value (the “Buyout RSU Grant 1”) will be scheduled to vest over approximately a one-year period: Twenty-five percent (25%) of Buyout RSU Grant 1 will vest on the first Quarterly Vesting Date (as defined in the Plan or your equity award agreement) following the three-month anniversary of your Hire Date, and twenty-five percent (25%) of Buyout RSU Grant 1 will vest on the next three (3) Quarterly Vesting Dates thereafter.

•$2,500,000 of the Value (the “Buyout RSU Grant 2”) will be scheduled to vest over approximately a two-year period: fifty percent (50%) of Buyout RSU Grant 2 will vest on the first Quarterly Vesting Date (as defined in the Plan or your equity award agreement) following the 18 month anniversary of your Hire Date and fifty percent (50%) of Buyout RSU Grant 2 will vest on the first Quarterly Vesting Date (as defined in the Plan or your equity award agreement) following the 24 month anniversary of your Hire Date.
•$2,500,000 of the Value (the “Buyout RSU Grant 3”) will be scheduled to vest over approximately a three-year period: fifty percent (50%) of Buyout RSU Grant 3 will vest on the first Quarterly Vesting Date (as defined in the Plan or your equity award agreement) following the 30 month anniversary of your Hire Date and fifty percent (50%) of Buyout RSU Grant 3 will vest on the first Quarterly Vesting Date (as defined in the Plan or your equity award agreement) following the 36 month anniversary of your Hire Date.
New Hire RSU Grant
$5,000,000 of the Value (the “New Hire RSU”) will be scheduled to vest over approximately a four-year period: Twenty-five percent (25%) of the New Hire RSU will vest on the first Quarterly Vesting Date (as defined in the Plan or your equity award agreement) following the one-year anniversary of your Hire Date, and six and one-quarter percent (6.25%) of the New Hire RSU will vest on each Quarterly Vesting Date thereafter.
New Hire PSU Grant
$5,000,000 of the Value will be in the form of PSUs which will be subject to performance criteria consistent with those that apply to other senior officers of the company. To the extent the performance criteria is achieved in the prior fiscal year, earned PSUs will be scheduled to vest as follows:
•Twenty-five (25%) of the PSUs will vest on the first Quarterly Vesting Date in FY2021;
•Twenty-five (25%) of the PSUs will vest on the first Quarterly Vesting Date in FY2022;
•Twenty-five (25%) of the PSUs will vest on the first Quarterly Vesting Date in FY2023; and
•Twenty-five (25%) of the PSUs will vest on the first Quarterly Vesting Date in FY2024.
On any particular Quarterly Vesting Date, RSUs and PSUs will vest only if you have remained in continuous service with the Company through that date. The grants will be subject to the terms of the Plan and your equity award agreements, which you will receive and be required to execute following the approval of your grants. Following one year of employment, you will be eligible to be considered for additional annual equity refresh grants.
The number of RSUs and target PSUs will be determined by dividing the applicable portion of the Value by the average of the closing price of the Zscaler’s common stock on the Nasdaq Global Select Market for each of the trading days in the month in which your employment commences (the date your employment commences is referred to as your “Hire Date”), rounded up to the nearest whole share.
Option Grant
The Company will grant you a stock option to purchase 150,000 shares of the Company’s Common Stock (the “Option”). The Option will be subject to the terms and conditions of the Plan and your Stock Option Agreement entered into under the Plan, including vesting requirements. Subject to your continued employment with the Company, 25% of the shares subject to the Option shall vest on the one-year anniversary of your Hire Date, and 1/48th of the shares subject to the Option shall vest on the corresponding day of each month thereafter (or if there is no corresponding day in any such month, on the last day of such month), until all shares have vested.
Termination of Employment and Compensation/Benefits Changes. Your employment with the Company is “at will,” and thus you or the Company may terminate our employment relationship at any time, with or without cause or notice. The Company reserves the right, in its sole discretion, to change your position, duties, compensation, and/or employee benefits at any time on a prospective basis.
Termination in Connection with a Change of Control. You will be permitted to participate in the Company’s Change of Control and Severance Policy (“COC Policy”) under which you will be eligible to receive certain severance payments and benefits in the event of your Qualifying Termination (as defined in the COC Policy). The benefits of the COC Policy will be substantially similar to those currently in effect for the Company’s other executive officers, but will also include an extension of the period of time in which you have to exercise your vested options to purchase Company common stock subject to the Option until the date that is twelve (12) months following your termination date, subject to earlier termination on a change in control (or similar transaction) pursuant to the terms of the equity plan under which the options are granted. Upon being designated a participant in the COC Policy, you will be asked to sign a participation agreement that sets forth your rights under the COC Policy.
Termination Not in Connection with a Change of Control. In the event that the Company terminates your employment other than for Cause, death, or Disability (as defined in the COC Policy) outside of the Change of Control Period (as defined in the COC Policy), then, subject to your executing and not revoking the Company’s form of Separation Agreement and Release in a form substantially similar to the form attached as an exhibit to the COC Policy (the “Release Agreement”) within the time prescribed below, you will be entitled to (i) receive severance pay at a rate equal to one hundred percent (100%) of your Base Salary, as then in effect (less applicable withholdings) for a period of six (6) months following the date of such termination, (ii) extension of the period of time in which you have to exercise your vested options to purchase Company common stock subject to the Option until the date that is twelve (12) months following your termination date, subject to earlier termination on a change in control (or similar transaction) pursuant to the terms of the equity plan under which the options are granted, (iii) any unvested Buyout RSU Grant 1 shares will vest. In addition, in the event that the Company terminates your employment other than for Cause, death, or Disability (as defined in the COC Policy) outside of the Change of Control Period and prior to the two year anniversary of your Hire Date, then, subject to your executing and not revoking the Release Agreement within the time prescribed below the vesting of Buyout RSU Grant 2, the New Hire RSU Grant and the Option will vest as to shares that would have vested had you remained employed for six (6) months after your termination date. For the sake of clarity, neither Buyout RSU Grant 3 nor the PSUs will vest pursuant to this paragraph. The severance pay shall be paid in accordance with the Company’s normal payroll practices and shall terminate 6 months following the date of your termination of employment with the Company. The Release Agreement must become effective and irrevocable no later than the sixtieth (60th) day following your actual termination date (the “Release Deadline”). If the Release Agreement does not become effective and irrevocable by the Release Deadline (unless such failure to become effective results from action or inaction by the Company), you will forfeit any right to severance payments or benefits under this section. In no event will severance payments or benefits be paid or provided until the Release Agreement becomes effective and irrevocable. Any severance payments that would have been made to you prior to the Release Deadline will be paid to you no later than the first reasonably available Company payroll date on or following the Release Deadline and the remaining payments will be made as originally scheduled. For purposes of this section (“Termination Not in Connection with a Change of Control”), “Cause” means during your employment with the Company your (i) willful failure or willful refusal to comply in any material respect with the material terms of this agreement or with any material lawful policies, standards or regulations of Company which have been furnished to you; (ii) conviction of, or plea of nolo contendere to, a felony under the laws of the United States or any State; (iii) gross misconduct or gross negligence in connection with the performance or your duties which injures the Company; or (iv) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation, in each case of (i), (ii) and (iii) after your receipt of written notice from the Company and your failure to cure (if curable) such non-performance to the Company’s satisfaction within 10 business days after receiving such notice.
Conditions of Employment. As a condition of your employment, you agree to execute the Company's standard form of Confidentiality Agreement at the start of your employment. You further agree that at all times during your employment (and afterwards as applicable), you will be bound by, and will fully comply with, the Confidentiality Agreement.
For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days following the start of your employment, or our employment relationship with you may be terminated.
As with all our executive officers, you and the Company will also enter into, and be afforded indemnity protections pursuant to, the Company's standard Indemnification Agreement. For purposes of clarity, the Indemnification Agreement covers any actual or threatened claims, suits or proceedings brought against you in your capacity as an executive officer of the Company, including without limitation any actions arising from or relating to any allegations by your former employer that actions you took, during the time period commencing with your initial communications with the Company until one (1) month after your first date of employment with the Company, breached the "Proprietary information and Inventions Assignment Agreement," "Employment Agreement," and "Non-Competition Agreement" between you and your employer, or your duties arising therefrom or under applicable law.
Complete Agreement/Modification. This Employment Agreement, along with any other agreements described herein, sets forth the terms and conditions of your employment with the Company, and supersedes any prior representations or agreements concerning your employment with the Company, whether written or oral. You acknowledge and agree that you are not relying on any statements or representations concerning the Company or your employment with the Company except those made in this Agreement. This Agreement may not be modified or amended except by a written agreement signed by you and an authorized officer of the Company.
This offer of employment will expire at 5:00 pm PDT on September 6, 2019 if you have not signed and returned this Agreement to me.
Dali, we are excited about the prospect of having you join the Company. We hope to have you as our colleague soon.
Zscaler, Inc.
Sincerely,
By:/s/ Jay Chaudhry
Jay Chaudhry
Chairman and CEO

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I hereby agree to and accept employment with Zscaler, Inc. on the terms and conditions set forth in this Employment Agreement.

/s/ Dali Rajic	Dated: September 6, 2019
Start Date: On or Before September 10, 2019